PIMCO ETF Trust


Supplement dated December 22, 2017 to the Actively Managed
 ExchangeTraded Funds Prospectus dated October 27, 2017, as supplemented from time to time (the Prospectus)

Disclosure Related to the PIMCO Active Bond ExchangeTraded Fund and PIMCO Enhanced Low Duration Active Exchange Traded Fund

PIMCO Active Bond ExchangeTraded Fund



The Fund invests primarily in investment grade debt securities, but may invest up to 30% of its total assets in high yield securities (junk bonds), as rated by Moodys Investors Service, Inc. (Moodys), Standard & Poors Ratings Services (S&P) or Fitch, Inc. (Fitch), or, if unrated, as determined by PIMCO.

PIMCO Enhanced Low Duration Active ExchangeTraded Fund



The Fund invests primarily in investment grade debt securities, but may invest up to 15% of its total assets in high yield securities (junk bonds), as rated by Moodys Investors Service, Inc. (Moodys), Standard & Poors Ratings Services (S&P) or Fitch, Inc. (Fitch), or, if unrated, as determined by PIMCO.

Investors Should Retain This Supplement for Future Reference